Exhibit 99.1

Popular Completes $500 Million Accelerated Share Repurchase Transaction

SAN JUAN, Puerto Rico – (BUSINESS WIRE) – May 27, 2020 – Popular, Inc. (“Popular” or the “Corporation”) (NASDAQ: BPOP) announced today that the Corporation has completed its $500 million accelerated share repurchase transaction (“ASR”) for 2020 with respect to its common stock. As previously disclosed, on March 19, 2020 (the “early termination date”), the dealer counterparty to the ASR exercised its right under the ASR agreement to terminate the transaction because the trading price of the Corporation’s common stock fell below a specified level due to the effects of the COVID-19 pandemic on the global markets. As a result of such early termination, the final settlement of the ASR, which was originally expected to occur during the fourth quarter of 2020, occurred during the second quarter of 2020.

Under the ASR, the Corporation prepaid $500 million and received from the dealer counterparty an initial delivery of 7,055,919 shares of common stock on February 3, 2020. The Corporation further received 4,763,216 additional shares of common stock after the early termination date, as part of the final settlement of the ASR, for a combined total of 11,819,135 shares at an average price per share of $42.3043. The Corporation accounted for the ASR as a treasury stock transaction.

About Popular, Inc.

Popular, Inc. (NASDAQ: BPOP) is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Contacts

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)

Senior Vice President, Corporate Communications